UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Travelers Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO

2023 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

DATED APRIL 7, 2023

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 24, 2023

This Supplement provides updated information with respect to the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of The Travelers Companies, Inc. (the “Company”) to be held on May 24, 2023.

On April 7, 2023, the Company commenced distribution of the Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) for the Annual Meeting and Notice of Internet Availability of the Proxy Statement. This Supplement should be read together with the Proxy Statement.

Withdrawal of Shareholder Proposal

A representative of New York State Common Retirement Fund, the proponent of Item 10: Shareholder Proposal Relating to Third-Party Political Contributions (“Item 10”), reached out to the Company to withdraw the proposal. Accordingly, Item 10 will not be presented or voted upon at the Annual Meeting, nor will any votes cast in regard to Item 10 be tabulated or reported.

Voting Matters

Notwithstanding the withdrawal of Item 10, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid, and the Company will not distribute new voting instructions or proxy cards.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.

If you have already returned your proxy card or voting instruction form, you do not need to take any action. If you have not yet returned your proxy card or voting instruction form, please complete the proxy card or voting instruction form, disregarding Item 10.

Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.